Exhibit 3.05

NEITHER THIS CONVERTIBLE DEBENTURE NOR THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS CONVERTIBLE DEBENTURE NOR SUCH SECURITIES MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS MAKER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.


                              CONVERTIBLE DEBENTURE

$300,000.00              Raleigh, North Carolina              September 24, 1999

         FOR VALUE RECEIVED, the undersigned, ID Technologies Corporation, a North Carolina corporation ("Maker"), promises to pay to Centennial Venture Partners, LLC, a North Carolina limited liability company ("Payee"; Payee and any subsequent holder[s] hereof are individually and collectively referred to as the "Holder"), or order, the sum of Three Hundred Thousand Dollars ($300,000.00), or so much thereof as may from time to time hereafter be outstanding hereunder, whichever is less, together with interest thereon, all as hereinafter provided.

         1. Interest and Principal Payments.

         a. This convertible debenture (the "DEBENTURE") is payable on demand by Holder made not earlier than the first to occur of: (i) an Exercise Event (as defined below); or (ii) September 24, 2000; PROVIDED, HOWEVER, that demand for payment may be made by Holder at any time upon the occurrence of an Event of Default hereunder in accordance with Section 8 hereof.

         b. The outstanding principal amount of this Debenture and all accrued but unpaid interest thereon shall be paid, at the option of Holder, (i) by delivery of shares of the Stock, subject to the conditions of Section 3 hereof; or (ii) in immediately available funds.

         c. From the date hereof to and including the date this Debenture is paid or otherwise discharged, the unpaid principal amount of this Debenture shall bear simple interest at a rate of eight percent (8%) per annum, computed on the basis of a year of three hundred sixty (360) days.

         d. All payments of principal and interest shall be made in lawful money of the United States of America (except as provided in Sections 1.b. and 3) and shall be made to Holder at Holder's address set forth in Section 10 or at such other place as Holder may designate to Maker in writing.

         2. Prepayments. This Debenture may be prepaid at the option of Maker, as a whole at any time, or in part from time to time (in multiples of $10,000), without premium or penalty, in each case at the principal amount so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment. Maker shall give notice of its intent to prepay this Debenture by giving written notice thereof to Holder, which notice shall be given not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such prepayment in such notice and shall specify the amount so to be prepaid and the date fixed for such prepayment. Upon the giving of notice of any prepayment, Maker will prepay on the date therein fixed for prepayment the principal amount of this Debenture so to be prepaid as specified in such notice, together with interest accrued thereon to such date fixed for prepayment. Upon any partial prepayment of this Debenture, this Debenture shall, at the option of Holder thereof, be either (i) surrendered to Maker in exchange for a new Debenture in a principal amount equal to the principal amount remaining unpaid on the Debenture surrendered, and otherwise having the same terms and provisions as the Debenture surrendered (and for purposes of the foregoing provisions of this Section to be deemed to be the same Debenture and not a novation of the indebtedness represented thereby), or
(ii) made available to Maker at the principal office of Holder of such Debenture for notation thereon of the portion of the principal so prepaid, except that, so long as Payee shall hold this Debenture, Maker agrees that Payee may make notation of any portion of the principal on this Debenture or on its records.

         3. Conversion of Debenture into Shares. Notwithstanding the other terms and conditions of this Debenture, the Holder shall have the option of converting this Debenture to shares of Series A Preferred stock of Maker ("STOCK") upon demand by Holder made at any time, including, without limitation, upon the receipt of notice from Maker of its intent to prepay this Debenture or upon an Exercise Event (as defined below). Further, notwithstanding the other terms and conditions of this Debenture, this Debenture shall automatically be converted into shares of Stock upon a Qualified Public Offering (as defined below). The number of shares of Stock into which this Debenture may be converted shall be equal to the quotient of (x) the outstanding principal amount of this Debenture on the date fixed for conversion (the "CONVERSION DATE"), and all accrued but unpaid interest thereon; and (y) $2.00 (the "CONVERSION PRICE").

         4. Exercise Events.

         a. Definition. As used herein, "EXERCISE EVENT" means the making or receiving by Maker of any offer, proposal or commitment, or entering into any letter of intent, contract or agreement, relating to any of the following transactions, or any earlier announcement by Maker or any other party to any such transaction (or any public announcement), or any earlier filing with or notice to the Securities and Exchange Commission ("SEC") or any other governmental agency or authority, in any such case relating to any of the following transactions: (i) any merger or other corporate reorganization which results in the failure of the holders of the capital stock of Maker to hold greater than 50% of the votes attributable to the shares of voting stock of the surviving company; (ii) any transaction resulting in a change in the ownership of greater than 50% of the Common stock of Maker (on an as-converted, as-exercised, fully-diluted basis, which for purposes of this Debenture shall not include common stock purchase warrants held by Payee dated as of the date hereof for the purchase of up to Five Hundred Thousand Dollars ($500,000) of Common stock of Maker, to the extent not exercised); or (iii) any transaction resulting in the sale of all or substantially all of the assets of Maker.

         b. Notice. Maker shall notify Holder in writing immediately upon the occurrence of an Exercise Event and in any event within sixty (60) days prior to the closing of the underlying transaction relating to such Exercise Event, and Maker, within such time, shall notify the other parties to such transaction of this Debenture held by Holder. Upon conversion of this Debenture by Holder, Holder shall be entitled to participate in any such transaction as a shareholder of Maker.

         5. Qualified Public Offering.

         a. Definition. As used herein, "QUALIFIED PUBLIC OFFERING" means an underwritten public offering of securities of Maker registered under the Securities Act of 1933 (the "1933 ACT") (other than a registration relating solely to employee benefit plans or to a transaction under Rule 145 under the 1933 Act or any successor rule thereto) in which (before deduction of underwriter commissions and selling expenses) the public offering price is equal to or exceeds Five Dollars ($5.00) per share of Common Stock (subject to adjustment for stock splits, reverse stock splits and other similar corporate reorganizations) and the gross proceeds to Maker equal or exceed Fifteen Million Dollars ($15,000,000.00).

         b. Notice. Maker shall notify Holder in writing immediately upon Maker making any filing with or notice to the SEC or other governmental agency or authority, or entering into any underwriting or other agreement, with respect to a Qualified Public Offering.

         6. Conversion Procedures; Reservation of Shares; Taxes.

         a. Upon the conversion of this Debenture to shares of Stock, Maker shall, as soon as practicable, take all such steps as may be necessary to issue Stock in exchange for this Debenture, and thereafter deliver to Holder a certificate or certificates for the number of full shares of Stock to which such Holder shall be entitled against receipt of this Debenture, duly endorsed for cancellation.

         b. Maker covenants that it will, at the Conversion Date, make available out of its authorized Stock, solely for the purpose of issue upon conversion of this Debenture, such number of shares of Stock as shall then be issuable upon conversion of this Debenture.

         c. Maker covenants that all shares of Stock issued hereunder shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which Maker shall promptly pay or discharge and those, if any, created by Holder).

         7. Adjustment of Conversion Price:

                  a. The Conversion Price shall be subject to adjustment from time to time as follows:

                           i. In case Maker shall (a) pay a dividend on the
                  Stock in capital stock of Maker (whether Stock, other Preferred stock of Company, Common stock of Company or otherwise)(all such capital stock, collectively, "CAPITAL STOCK"), (b) subdivide its outstanding shares of Capital Stock, or (c) combine its outstanding shares of Capital Stock into a smaller number of shares, then, in such an event, the Conversion Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Conversion Price will bear the same relation to the Conversion Price in effect immediately prior to any such event as the total number of shares of Capital Stock outstanding immediately prior to any such event shall bear to the total number of shares of Capital Stock outstanding immediately after such event. An adjustment made pursuant to this subdivision i. (a) shall become effective retroactively immediately after the record date in the case of a dividend and (b) shall become effective immediately after the effective date in the case of a subdivision or combination. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein.

                           ii. In case Maker shall issue additional shares of
                  Capital Stock at a Net Consideration Per Share (as defined in subdivision iv. below) which is less than the Conversion Price at the time of such issuance, the Conversion Price shall be adjusted so that the same shall equal the Net Consideration Per Share. Such adjustment shall be made whenever such Capital Stock is issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Capital Stock.

                           iii. In case Maker shall issue rights or options for
                  the purchase of Capital Stock or any stock or securities convertible into or exchangeable for Capital Stock (such rights, options, convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES"), whether or not such Convertible Securities are immediately exercisable, entitling the holders thereof to subscribe for or purchase shares of Capital Stock at a Net Consideration Per Share (as defined in subdivision iv. below) which is less than the Conversion Price at the time of such issuance, the Conversion Price shall be adjusted so that the same shall equal the Net Consideration Per Share. Such adjustment shall be made whenever such Convertible Securities are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Convertible Securities. In the event Maker shall subsequently cancel or terminate such Convertible Securities, the Conversion Price shall be readjusted to be the same as if Maker had not issued such Convertible Securities.

                           iv. "NET CONSIDERATION PER SHARE" shall mean the
                  amount equal to the total amount of consideration received by Maker for the issuance of such Capital Stock or Convertible Securities, plus the minimum amount of consideration, if any, payable to Maker upon exercise or conversion of any such Convertible Securities, divided by the aggregate number of shares of Capital

                  Stock issued and the number of shares of Capital Stock that would be issued if all such Convertible Securities were exercised, exchanged or converted.

                           v. No adjustment of the Conversion Price shall be
                  made if the amount of such adjustment shall be less than $0.01 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment so carried forward, shall amount to not less than $0.01 per share. In case Maker shall at any time issue Capital Stock by way of dividend on any stock of Maker or subdivide or combine the outstanding shares of the Capital Stock, said amount of $0.01 per share (as theretofore increased or decreased, if the same amount shall have been adjusted in accordance with the provisions of this subparagraph) shall forthwith be proportionately increased in the case of a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

                  b. In case of any capital reorganization of Maker, or of any reclassification of the Capital Stock, this Debenture shall be convertible after such capital reorganization or reclassification upon the terms and conditions specified in this Debenture, for the number of shares of stock or other securities which the Capital Stock issuable (at the time of such capital reorganization or reclassification) upon conversion of this Debenture would have been entitled to receive upon such capital reorganization or reclassification if such conversion had taken place immediately prior to such action. The subdivision or combination of shares of Capital Stock at any time outstanding into a greater or lesser number of shares of Capital Stock shall not be deemed to be a reclassification of the Capital Stock of Maker for the purposes of this subsection.

                  c. Whenever the Conversion Price is adjusted as herein provided, Maker shall compute the adjusted Conversion Price in accordance with subsection a. above and shall prepare a certificate signed by its President and its chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the method of such adjustment and the fact requiring the adjustment and upon which such calculation is based, and such certificate shall forthwith be forwarded to the Holder.

                  d. The form of this Debenture need not be changed because of any change in the Conversion Price pursuant to this Section.


                  e. Notwithstanding any provision hereof, if an adjustment of the Conversion Price is made pursuant to this Section 7 (or any subsection hereof) and the event causing such adjustment also causes an adjustment to the conversion price of Series A Preferred stock of Corporation under the Articles of Incorporation of Corporation, or to the purchase price, conversion price, number of warrant shares or similar adjustments under any debentures, warrants or any other instruments to which Corporation is a party, no additional adjustment under this Section 7 shall be made solely as a result of such adjustment(s) under the Articles of Incorporation, debentures, warrants or such other instruments.

         8. Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an "EVENT OF DEFAULT":

                  a. Maker shall fail to pay the principal of, or interest on, this Debenture when the same becomes due and payable in accordance with the terms hereof and after demand for payment has been made therefor and such amount remains unpaid for ten (10) days after such date;

                  b. Maker fails to honor Holder's conversion rights under
         Section 3 hereof or fails to observe or perform any other covenant or agreement on the part of Maker contained in this Debenture for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Maker by Holder of this Debenture;

                  c. Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days; or

                  d. Any representation or warranty by Maker in any Other Agreement (as defined below) proves to be false, misleading or incomplete in any material respect as of the date which it is made, or any breach by Maker of any other covenant, term or condition of any Other Agreement which breach is not cured within thirty (30) days after the date of written notice thereof to Maker. As used herein, "OTHER AGREEMENTS" means the Debenture Purchase Agreement by and among Maker, Payee and certain other parties dated as of the date hereof, the Investor Rights Agreement by and among Maker, Payee and certain other parties dated as of the date hereof, the Shareholders Agreement by and among Maker, Payee and certain other parties dated as of the date hereof, the Articles of Incorporation of Maker, and the Common Stock Purchase Warrants issued by Maker in favor of Payee as of the date hereof for the purchase of an aggregate of up to Eight Hundred Thousand (800,000) shares of Common stock of Maker and Five Hundred Thousand Dollars ($500,000) of Common stock of Maker, as each such Other Agreement is amended or modified from time to time.

         9. Remedies.

         a. If an Event of Default occurs and is continuing, Holder of this Debenture may, by notice in writing to Maker, declare the entire unpaid principal of the Debenture to be due and payable immediately, and upon any such declaration the principal and unpaid interest of the Debenture shall become and be immediately due and payable, and Holder of this Debenture may thereupon proceed to protect and enforce its rights either by suit in equity or by action of law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Debenture or to enforce any other legal or equitable right of such Holder.

         b. In the event this Debenture is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys' fees, all court and other costs and the reasonable costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by any Holder of any of such remedies.

         10. Notices; Miscellaneous.

         a. All notices, requests, consents and other communications required or permitted under this Debenture shall be in writing and shall be deemed to have been delivered five (5) days after on the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

                  i.       If to Payee, to:

                           Centennial Venture Partners, LLC
                           Attn: Glenn J. Kline
                           2 Davis Drive
                           Research Triangle Park, NC 27709
                           Telephone: (919) 485-8844
                           Facsimile: (919) 485-8843

                  ii.      If to Maker, to:

                           ID Technologies Corporation
                           Attn:  J. Phillips L. Johnston
                           NCSU Centennial Campus
                           920 Main Campus Drive
                           Suite 400
                           Raleigh, North Carolina 27606
                           Telephone:  (919) 424-3722
                           Facsimile:  (919) 424-3723

                  iii. If to any other holder other than Payee, to such address as may have been designated by notice given Maker by such Holder.

Maker, Payee or any other Holder hereof may designate a different address by notice given in accordance with the foregoing.

         b. Maker and all sureties, endorsers and guarantors of this Debenture, jointly and severally, waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, all other notices (other than notices required by Sections 8.a. or 8.b.), filing of suit and diligence in collecting this Debenture or enforcing any security given therefor, and agree to any substitution, exchange, or release of any security, with or without consideration, now or hereafter given for this Debenture or the release of any party primarily or secondarily liable hereon; and such substitution, exchange or release shall not in any way affect the obligations of any such Maker, surety, endorser or guarantor. Maker and all sureties, endorsers or guarantors of this Debenture further agree that it will not be necessary for any Holder hereof, in order to enforce payment of this Debenture, first to institute or exhaust its remedies against Maker or any other party liable therefor or to enforce its rights against any security for this Debenture.

         c. From time to time, without affecting the obligations of Maker or its legal representatives, successors or assigns to pay the outstanding principal balance of this Debenture and observe the covenants of Maker contained herein and in the documents and instruments related hereto, without giving notice to or obtaining the consent of Maker, or its legal representatives, successors or assigns, and without liability on the part of Holder, Holder may, at the option of Holder, extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Debenture, modify the terms of payment of said outstanding principal balance in any manner more favorable to Maker or join in any extension or subordination agreement, and agree in writing with Maker to modify the rate of interest or period of amortization of this Debenture or change the amount of the payments hereunder. No one or more of such actions shall constitute a novation or otherwise affect or impair the indebtedness evidenced hereby. This Debenture may not be amended except by written agreement signed by Maker and Holder.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         This Debenture and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina (without regard to principles of conflicts of laws) and applicable Federal law.

ATTEST:                                   ID TECHNOLOGIES CORPORATION


/s/  Barbara D. Lane                      By:      /s/  J. Phillips L. Johnston
-------------------------                    -----------------------------------
Asst. Secretary                               J. Phillips L. Johnston, President

[Corporate Seal]